Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Fourth Quarter and Full Year 2021 Financial Results

SAN FRANCISCO – March 1, 2022 – a.k.a. Brands Holding Corp. (NYSE: AKA), a brand accelerator of direct-to-consumer (DTC) fashion brands for the next-generation, today announced financial results for the fourth quarter and full year ended December 31, 2021.

Results for the Fourth Quarter
•Net sales increased 157.7% to $182.4 million, compared to $70.8 million in the fourth quarter of 2020 or 43.2%1 pro-forma adjusting for the acquisition of Culture Kings, which contributed $75.4 million to net sales during the quarter.
•Net income attributable to a.k.a. Brands Holding Corp. was $0.0 million or $0.00 per share in the fourth quarter of 2021, compared to net income attributable to a.k.a. Brands Holding Corp. of $5.1 million or $0.07 per share in the fourth quarter of 2020.
•Net income attributable to a.k.a. Brands Holding Corp., as adjusted1 was $4.3 million, or $0.03 per share in the fourth quarter of 2021, compared to $5.1 million or $0.07 per share in the fourth quarter of 2020.
•Adjusted EBITDA1 was $16.1 million, or 8.8% of net sales, compared to $10.3 million, or 14.6% of net sales in the fourth quarter of 2020.
Results for Fiscal 2021
•Net sales increased 160.4% to $562.2 million, compared to $215.9 million in 2020 or 59.3%1 pro-forma adjusting for the acquisition of Culture Kings, which contributed $196.5 million to net sales during the year.
•Net loss attributable to a.k.a. Brands Holding Corp. was $(6.0) million or $(0.06) per share in 2021, compared to net income attributable to a.k.a. Brands Holding Corp. of $14.3 million or $0.21 per share in 2020.
•Net income attributable to a.k.a. Brands Holding Corp., as adjusted1 was $14.1 million, or $0.15 per share in 2021, compared to $14.3 million or $0.21 per share in 2020.
•Adjusted EBITDA1 was $62.4 million, or 11.1% of net sales, compared to $30.3 million, or 14.0% of net sales in 2020.

“2021 was a monumental year for a.k.a. brands, and our fourth quarter results exceeded expectations,” said Jill Ramsey, Chief Executive Officer, a.k.a. Brands. “I am incredibly proud of our team’s accomplishments this year. We delivered 101% growth in the U.S., our largest market, and 59% total growth on a pro-forma basis1, while doubling our profitability at an 11% EBITDA margin in 2021. We continue to drive global brand awareness. We grew active customers by 61% to more than 3.7 million and our social media following to over 8.7 million followers. We added two world class brands to our portfolio, diversifying us into men’s and streetwear. Our strong performance demonstrates the power of our platform as we continue to grow our brands through next generation merchandising and marketing. I want to thank our teams for these outstanding achievements while navigating complex supply chain and Covid-19 challenges. I am confident that we have a long runway of growth ahead and can continue to deliver profitable growth in 2022 and beyond.”
Recent Business Highlights
•Strong momentum at Princess Polly, a.k.a.’s largest brand, led by robust growth in the U.S.; successfully launched two new collections: Curve and Earth Club.
•Petal & Pup, a.k.a.’s fastest growing brand in 2021, significantly accelerated in the U.S., which now makes up the majority of its revenue.
•Culture Kings’ growth was led by the U.S.; acquired print-on-demand facility to capture latest pop culture collaborations in real time.
•Signed lease for Culture Kings’ first U.S. experiential flagship store; set to open by the end of the year in Las Vegas, Nevada.
•mnml performing ahead of expectations and already benefiting from the a.k.a. platform during the peak holiday season.
1 See additional information at the end of this release regarding non-GAAP financial measures.

Fourth Quarter Financial Details
•Net sales increased 157.7% to $182.4 million, compared to $70.8 million in the fourth quarter of 2020 or 43.2%1 pro-forma adjusting for the acquisition of Culture Kings, which contributed $75.4 million to net sales during the quarter. The increase was driven by a 135% increase in the number of orders processed and 9% growth in the average order value during the quarter. The increase in the number of orders was primarily driven by the growth of Princess Polly in the U.S. and the inclusion of Culture Kings.
•Gross margin was 54.6% in the fourth quarter of 2021, versus 60.3% in the same period last year. The 580 point decline in gross margin rate was largely the result of an approximately $3.7 million, or 200 basis point, non-cash, purchase accounting charge associated with the Culture Kings and mnml acquisitions. In addition, the inclusion of Culture Kings impacted gross margin by 360 basis points. Lastly, higher air freight costs impacted gross margin by 300 basis points which was offset by targeted pricing actions.
•Selling expenses were $45.5 million, compared to $18.6 million in the fourth quarter of 2020. As a percentage of sales, selling expenses leveraged by 130 basis points to 24.9% compared to 26.2% in the fourth quarter of 2020.
•Marketing expenses were $21.5 million, compared to $6.0 million in the fourth quarter of 2020. Marketing expenses were 11.8% of net sales compared to 8.5% of net sales in the fourth quarter of 2020. The higher marketing expense as a percentage of sales was associated with an increased investment in performance marketing and higher advertising rates.
•General and administrative (“G&A”) expenses were $27.3 million, compared to $10.3 million in the fourth quarter of 2020. G&A expenses were 14.9% of net sales compared to 14.5% of net sales in the fourth quarter of 2020. The increase in G&A expenses as a percent of net sales was primarily due to an increase in salaries and related benefits and equity-based compensation expense related to increases in headcount across functions to support business growth, additional professional service fees and transaction costs.
•Adjusted EBITDA1 was $16.1 million, or 8.8% of net sales, compared to $10.3 million, or 14.6% of net sales in the fourth quarter of 2020.

Full year 2021 financial details are included in the company’s Form 10-K for the twelve months ended December 31, 2021.

Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the fourth quarter totaled $38.8 million compared to $26.3 million at the end of fiscal year 2020.
•Debt at the end of the fourth quarter totaled $108.8 million, compared to $6.4 million at the end of fiscal year 2020. As part of proceeds raised from its IPO, the Company reduced its debt levels by approximately $69.8 million from the $168.0 million of debt borrowed during 2021, prior to the IPO.
•Cash flow from operations for the twelve months ended December 31, 2021 was $24.0 million, compared to $21.7 million for the twelve months ended December 31, 2020.
Outlook
For the full year fiscal 2022, the Company expects:
•Net sales between $785 million and $805 million
•Adjusted EBITDA2 of between $90 million and $100 million
•Weighted average diluted share count of 128.7 million
•Capital expenditures of approximately $18 million to $20 million

2 The Company has not provided a quantitative reconciliation of our Adjusted EBITDA outlook to a GAAP net income outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future stock-based compensation expense, income taxes, interest expense, and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

For the first quarter of 2022, the Company expects:
•Net sales between $140 million and $145 million
•Adjusted EBITDA2 of between $9.5 million and $10.5 million
•Weighted average diluted share count of 128.6 million

The above outlook is based on several assumptions, including, but not limited to, the global supply chain challenges, and air freight prices remaining elevated in 2022, and Australia recovering in the second quarter. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s fourth quarter and full year 2021 results is scheduled for March 1, 2022, at 4:30 p.m. ET. Analysts and investors may also call in on (877) 858-5495 or (201) 689-8853. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13727137. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
BofA Securities 2022 Consumer and Retail Technology Conference
a.k.a. Brands is scheduled to participate in the BofA Securities 2022 Consumer and Retail Technology Conference on Tuesday, March 8, 2022, at 1:50 pm Eastern Time in New York, NY. The fireside chat will be webcast live over the internet and can be accessed on the Company’s Investor Relations website, https://ir.aka-brands.com. An online archive will be available on that site following the conference.

Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP performance measures such as net income attributable to a.k.a. Brands Holding Corp., as adjusted, net income per share, as adjusted, free cash flow, adjusted EBITDA and adjusted EBITDA margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands is a brand accelerator of direct-to-consumer fashion brands for the next generation. Each brand in the a.k.a. portfolio is customer-led, curates quality exclusive merchandise, creates authentic and inspiring social content and targets a distinct Gen Z and millennial audience. a.k.a. Brands leverages its next-generation retail platform to help each brand accelerate its growth, scale in new markets and enhance its profitability. Current brands in the a.k.a. Brands portfolio include Princess Polly, Culture Kings, Petal & Pup, mnml and Rebdolls.
Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the continuation of the COVID-19 pandemic and the potential related disruptions to our operations, customer demand, and our suppliers’ ability to meet our needs; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to acquire new customers, retain existing customers, or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for requirements to collect additional sales taxes or to be subject to other tax liabilities that may increase the costs to our consumers; economic downturns and market conditions beyond our control; currency fluctuations; our ability to attract and retain highly qualified personnel; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; and other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Forward-Looking Statements” in the Company’s reports filed with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Report on Form 10-Q for the three months ended September 31, 2021 and final prospectus related to its initial public offering, dated September 21, 2021. a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
investors@aka-brands.com

Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net sales	$182,423	$70,781	$562,191	$215,916
Cost of sales	82,891	28,078	254,527	89,515
Gross profit	99,532	42,703	307,664	126,401
Operating expenses:
Selling	45,486	18,577	144,345	58,313
Marketing	21,525	6,032	58,120	17,871
General and administrative	27,266	10,250	88,816	28,077
Total operating expenses	94,277	34,859	291,281	104,261
Income from operations	5,255	7,844	16,383	22,140
Other expense, net:
Interest expense	(1,164)	(67)	(9,485)	(329)
Loss on extinguishment of debt	—	—	(10,924)	—
Other expense	(591)	(28)	(1,213)	(156)
Total other expense, net	(1,755)	(94)	(21,622)	(485)
Income (loss) before income taxes	3,500	7,750	(5,239)	21,655
Benefit from (provision for) income tax	(3,477)	(2,451)	(852)	(6,850)
Net income (loss)	23	5,299	(6,091)	14,805
Net loss (income) attributable to noncontrolling interests	—	(169)	123	(471)
Net income (loss) attributable to a.k.a. Brands Holding Corp.	$23	$5,130	$(5,968)	$14,334
Net income (loss) per share
Basic	$0.00	$0.07	$(0.06)	$0.21
Diluted	$0.00	$0.07	$(0.06)	$0.21
Weighted average shares outstanding
Basic	128,334,709	69,931,635	93,231,377	69,846,362
Diluted	128,334,709	69,931,635	93,231,377	69,846,362

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$38,832	$26,259
Restricted cash	2,186	840
Accounts receivable	2,663	1,183
Inventory, net	115,783	33,124
Prepaid income taxes	4,059	—
Prepaid expenses and other current assets	20,809	4,080
Total current assets	184,332	65,486
Property, plant and equipment, net	14,657	2,121
Operating lease right-of-use assets	26,415	4,477
Intangible assets, net	98,287	29,102
Goodwill	363,305	88,253
Other assets	850	—
Total assets	$687,846	$189,439
Liabilities, stockholders’ equity and partners’ capital
Current liabilities:
Accounts payable	$25,088	$4,689
Accrued expenses and other current liabilities	53,375	18,169
Sales returns reserve	6,887	3,517
Deferred revenue	11,344	4,165
Income taxes payable	—	3,118
Operating lease liabilities, current	5,721	1,234
Current portion of long-term debt	5,600	6,353
Total current liabilities	108,015	41,245
Long-term debt	103,182	—
Operating lease liabilities	21,370	3,262
Other long-term liabilities	1,333	144
Deferred income taxes, net	2,920	5,904
Total liabilities	236,820	50,555
Stockholders’ equity and partners’ capital:
Preferred stock	—	—
Common stock	129	—
Partnership units (1)	—	108,197
Additional paid-in capital	453,807	727
Accumulated other comprehensive income (loss)	(11,080)	5,839
Retained earnings	8,170	14,138
Non-controlling interest	—	9,983
Total stockholders’ equity and partners’ capital	451,026	138,884
Total liabilities, stockholders’ equity and partners’ capital	$687,846	$189,439
__________
(1)Excelerate L.P. was the predecessor entity to a.k.a. Brands Holding Corp.

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(6,091)	$14,805
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	2,694	353
Amortization expense	14,016	6,409
Amortization of inventory fair value adjustment	15,908	—
Amortization of debt issuance costs	596	—
Non-cash interest expense
Loss on extinguishment of debt	10,924	—
Lease incentives	361	—
Non-cash operating lease expense	6,246	—
Equity-based compensation	8,043	1,380
Deferred income taxes, net	(11,951)	(2,908)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(858)	(833)
Inventory	(32,131)	(9,375)
Prepaid expenses and other current assets	(11,543)	20
Accounts payable	6,038	(2,776)
Income taxes payable	(9,329)	3,688
Accrued liabilities	26,678	8,648
Returns reserve	3,091	863
Deferred revenue	7,197	1,493
Lease liabilities	(5,932)	(55)
Net cash provided by operating activities	23,968	21,712
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(249,302)	(600)
Purchase of noncontrolling interest	(20,198)	—
Purchase of intangible assets	(841)	(451)
Purchases of property and equipment	(7,734)	(1,328)
Net cash used in investing activities	(278,075)	(2,379)
Cash flows from financing activities:
Proceeds from initial public offering, net of issuance costs	96,863	—
Proceeds from line of credit, net of issuance costs	34,150	10,889
Repayment of line of credit	(42,204)	(10,099)
Proceeds from issuance of debt, net of issuance costs	254,134	—
Repayment of debt	(155,762)	—
Proceeds from issuance of units	82,669	450
Net cash provided by financing activities	269,850	1,240
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,824)	735
Net increase in cash, cash equivalents and restricted cash	13,919	21,308
Cash, cash equivalents and restricted cash at beginning of period	27,099	5,791
Cash, cash equivalents and restricted cash at end of period	$41,018	$27,099

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$38,832	$26,259
Restricted cash	2,186	840
Total cash, cash equivalents and restricted cash	$41,018	$27,099

a.k.a. BRANDS HOLDING CORP.
KEY OPERATING AND FINANCIAL METRICS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Gross margin	55%	60%	55%	59%
Net income (loss) (in thousands)	$23	$5,299	$(6,091)	$14,805
Net income (loss) margin	—%	7%	(1)%	7%
Adjusted EBITDA[1] (in thousands)	$16,129	$10,348	$62,431	$30,282
Adjusted EBITDA[1] margin	9%	15%	11%	14%
Key Operational Metrics and Regional Sales

	Three Months Ended December 31,		Twelve Months Ended December 31,
(metrics in millions, except AOV; sales in thousands)	2021	2020	2021	2020
Key Operational Metrics
Active customers	3.7	1.4	3.7	1.3
Active customers across a.k.a. Brands[2]	3.7	2.3	3.7	2.0
Average order value	$84	$77	$86	$74
Average order value across a.k.a. Brands[2]	$84	$81	$87	$82
Number of orders	2.2	0.9	6.5	2.0
Number of orders across a.k.a. Brands[2]	2.2	1.6	7.0	3.2

Sales by Region (actual)
U.S.	$79,558	$42,098	$270,028	$125,179
Australia	76,400	22,070	218,563	67,850
Rest of world	26,465	6,613	73,600	22,887
Total	$182,423	$70,781	$562,191	$215,916
Year-over-year growth	157.7%		160.4%
Year-over-year growth on a constant currency basis[3]	159.5%		153.8%
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Metrics “across a.k.a. Brands” assume we owned Culture Kings since January 1, 2020.
3 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2020, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Non-GAAP financial measures used by the Company might be calculated differently from other similar-titled measures used by other companies and so may be limited in usefulness as a comparison metric.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and adjusted EBITDA margin are key performance measures that management uses to assess our operating performance. Because adjusted EBITDA and adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for income taxes; depreciation and amortization expense; stock-based compensation expense; transaction costs; and one-time or non-recurring items. Adjusted EBITDA is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in net income (loss), the most directly comparable financial measure calculated in accordance with GAAP. A reconciliation of non-GAAP adjusted EBITDA to net income (loss) for the three and twelve months ended December 31, 2021 and 2020 is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$23	$5,299	$(6,091)	$14,805
Add (deduct):
Other expense, net	1,755	94	21,622	485
Provision for (benefit from) income tax	3,477	2,451	852	6,850
Depreciation and amortization expense	5,374	1,962	16,710	6,762
Inventory step-up amortization expense	3,657	—	15,908	—
Equity-based compensation expense	1,329	542	8,043	1,380
Transaction costs	514	—	5,387	—
Adjusted EBITDA	$16,129	$10,348	$62,431	$30,282
Net income (loss) margin	—%	7%	(1)%	7%
Adjusted EBITDA margin	8.8%	14.6%	11.1%	14.0%
Net Income Attributable to a.k.a. Brands Holding Corp., As Adjusted and Net Income Per Share, As Adjusted
Net income attributable to a.k.a. Brands Holding Corp., as adjusted and net income per share, as adjusted are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net loss attributable to a.k.a. Brands Holding Corp. and net income (loss) per share calculated in accordance with GAAP, the most directly comparable financial measures calculated in accordance with GAAP. Management believes that net income attributable to a.k.a. Brands Holding Corp., as adjusted and net income per share, as adjusted are meaningful measures to share with investors because they better enable comparison of the performance with that of the comparable period. In addition, net income attributable to a.k.a. Brands Holding Corp., as adjusted and net income per share, as adjusted afford investors a view of what management considers a.k.a.’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We have calculated net income attributable to a.k.a. Brands Holding Corp, as adjusted and net income per share, as adjusted for the three and twelve months ended December 31, 2021 by adjusting net income (loss), net loss per share and net loss attributable to noncontrolling interests, as applicable, for the following:
1.Inventory step-up amortization expense resulting from the acquisition of Culture Kings;
2.Equity-based compensation expense related to performance-based awards that vested upon IPO;

3.Loss on extinguishment of debt; and
4.Removal of the tax effect of non-deductible incentive units.
There were no adjustments to net income or net income per share for the three and twelve months ended December 31, 2020. A reconciliation of non-GAAP net income, as adjusted to net income (loss), as well as the resulting calculation of net income per share, as adjusted for the three and twelve months ended December 31, 2021 are as follows:

	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Net income (loss)	$23	$(6,091)
Adjustments:
Inventory step-up amortization expense	3,657	15,908
Equity-based compensation expense related to performance-based awards	—	4,903
Loss on extinguishment of debt	—	10,924
Tax expense - removal of the tax effect of non-deductible incentive units	1,689	1,689
Tax effects of adjustments	(1,097)	(9,521)
Net income, as adjusted	$4,272	$17,812

Net loss attributable to noncontrolling interests	$—	$123
Adjustments:
Inventory step-up amortization expense	—	(5,513)
Tax effects of adjustment	—	1,654
Net income attributable to noncontrolling interests, as adjusted	$—	$(3,736)

Net income, as adjusted	$4,272	$17,812
Net loss attributable to noncontrolling interests, as adjusted	—	(3,736)
Net income attributable to a.k.a. Brands Holding Corp., as adjusted	$4,272	$14,076
Net income per share, as adjusted	$0.03	$0.15
Weighted-average shares, diluted	128,334,709	93,231,377

Pro Forma Net Sales
Pro forma net sales is considered a non-GAAP financial measure under the SEC’s rules. A reconciliation of non-GAAP pro forma net sales to net sales, which is the most directly comparable financial measure calculated in accordance with GAAP, for the three and twelve months ended December 31, 2021, and 2020 is as follows:

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020			Growth Rate
	Actual	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$79,558	$42,098	$3,563	$45,661	89.0%	74.2%
Australia	76,400	22,070	45,940	68,010	246.2%	12.3%
Rest of world	26,465	6,613	7,150	13,763	300.2%	92.3%
Total	$182,423	$70,781	$56,653	$127,434	157.7%	43.2%

	Twelve Months Ended December 31, 2021	Three Months Ended March 31, 2021	Twelve Months Ended December 31, 2021
	Actual	Culture Kings	Pro Forma
U.S.	$270,028	$7,735	$277,763
Australia	218,563	36,000	254,563
Rest of world	73,600	7,464	81,064
Total	$562,191	$51,199	$613,390

	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020			Growth Rate
	Pro Forma	Actual	Culture Kings	Pro Forma	Actual	Pro Forma
U.S.	$277,763	$125,179	$12,968	$138,147	115.7%	101.1%
Australia	254,563	67,850	134,318	202,168	222.1%	25.9%
Rest of world	81,064	22,887	21,846	44,733	221.6%	81.2%
Total	$613,390	$215,916	$169,132	$385,048	160.4%	59.3%